Delaware The First State Page 1 10729965 8100D Authentication: 204788764 SR# 20264024888 Date: 08-11-26 You may verify this certificate online at corp.delaware.gov/authver.shtml I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “TRULIEVE CANNABIS CORP.” FILED IN THIS OFFICE ON THE ELEVENTH DAY OF AUGUST, A.D. 2026, AT 9:10 O`CLOCK A.M.

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TRULIEVE CANNABIS CORP." FILED IN THIS OFFICE ON THE ELEVENTH DAY OF AUGUST, A.D. 2026, AT 9:10 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

10729965 8100D
SR# 20264024888

Authentication: 204788764
Date: 08-11-26

CERTIFICATE OF INCORPORATION

OF

TRULIEVE CANNABIS CORP.

* * * * * *

The undersigned, for purposes of incorporating and organizing under the General Corporation Law of the State of Delaware (the "**General Corporation Law**"), does hereby execute this Certificate of Incorporation (this "**Certificate of Incorporation**") and certify as follows:

FIRST. The name of the corporation is Trulieve Cannabis Corp. (the "**Corporation**").

SECOND. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808 and the name of its registered agent at that address is Corporation Service Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH. The total number of shares of all classes of stock which the Corporation is authorized to issue is 6,000,300,000 shares, consisting of (A) 5,000,300,000 shares of common stock, $0.0001 par value per share ("**Common Stock**"), divided into two classes consisting of (i) 5,000,000,000 shares of Class A subordinate voting Common Stock (the "**Subordinate Voting Shares**"), and (ii) 300,000 shares of Class B multiple voting Common Stock (the "**Multiple Voting Shares**"); and (B) 1,000,000,000 shares of preferred stock, $0.0001 par value per share (the "**Preferred Stock**").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. SUBORDINATE VOTING SHARES.

1. <u>General</u>. The voting, dividend and liquidation rights of the holders of the Subordinate Voting Shares, as applicable, are subject to and qualified by the rights, powers and preferences of the holders of the Multiple Voting Shares and the Preferred Stock.

2. <u>Voting Rights</u>. The holders of the Subordinate Voting Shares are entitled to one vote for each Subordinate Voting Share held at all meetings of stockholders. Subordinate Voting Shares shall not have cumulative voting rights. The number of authorized Subordinate Voting Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. <u>Dividends</u>. Holders of Subordinate Voting Shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the "**Board**"), out of funds legally available therefor, dividends in cash or property of the Corporation. The Corporation shall not declare, pay or set aside any dividends on Subordinate Voting Shares unless (in addition to the obtaining of any consents required

elsewhere in this Certificate of Incorporation) each holder of Multiple Voting Shares then outstanding shall simultaneously receive a dividend on each Multiple Voting Share (on an as-converted to Subordinate Voting Share basis) so held in an amount at least equal to (A) the dividend declared, paid or set aside per Subordinate Voting Share multiplied by (B) the number of Subordinate Voting Shares issuable upon conversion of a Multiple Voting Share. In the event of payment of a dividend in the form of capital stock, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares, unless otherwise determined by the Board.

4. Liquidation.

(a) In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Subordinate Voting Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, or (ii) a Deemed Liquidation Event (as defined below), the holders of Subordinate Voting Shares then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the "**Available Proceeds**"), as applicable, on a pari passu basis with the holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Shares basis), and subject to the rights of holders of any series of Preferred Stock outstanding as set forth in the applicable Preferred Stock Designation.

(b) A "**Deemed Liquidation Event**" means (i) a merger, consolidation, statutory conversion, transfer, domestication or continuance in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication or continuance, or (ii) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole.

5. Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares may be carried out unless, at the same time, the Multiple Voting Shares are subdivided or consolidated in a manner so as to preserve the relative rights of the holders of each class of stock.

6. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion or otherwise, amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Subordinate Voting Shares without (in addition to any other vote required by law or this Certificate of Incorporation) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Subordinate Voting Shares, voting as a separate class.

7. Redemption.

(a) For the purposes of this Article Fourth.A.7, the following terms will have the meanings specified below:

(i) "**Business**" means the conduct of any activities relating to the cultivation, manufacturing, processing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses.

(ii) "**Fair Market Value**" means (i) the volume weighted average trading price (VWAP) of the Subordinate Voting Shares for the five (5) Trading Day period immediately after the date of the Redemption Notice on any national or regional securities exchange on which such Subordinate Voting Shares are listed or quoted, or (ii) if no such quotations are available, the fair market value per Subordinate Voting Share as set forth in the Valuation Opinion. For purposes of determining the Fair Market Value of Multiple Voting Shares, the Fair Market Value per Multiple Voting Share shall be equal to the Fair Market Value of one Subordinate Voting Share multiplied by the Conversion Ratio then in effect.

(iii) "**Governmental Authority**" or "**Governmental Authorities**" means any United States or foreign, federal, state, county, regional, local or municipal government, any agency, administration, board, bureau, commission, department, service, or other instrumentality or political subdivision of the foregoing, and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or monetary policy (including any court or arbitration authority).

(iv) "**Licenses**" means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a Governmental Authority required for, or relating to, the conduct of the Business.

(v) "**Ownership**" (and derivatives thereof) means (i) ownership of record as evidenced by the Corporation's stock register, (ii) "beneficial ownership" as defined in the U.S. Securities Exchange Act of 1934, as amended, or (iii) the power to exercise control or direction over a security.

(vi) "**Person**" means an individual, partnership, corporation, limited liability company, trust or other entity.

(vii) "**Redemption**" has the meaning ascribed to it in Article Fourth.A.7(e) below.

(viii) "**Redemption Date**" means the date on which the Corporation will redeem and pay for the shares of Common Stock as provided herein. The Redemption Date will be not less than thirty (30) Trading Days following the date of the Redemption Notice unless a Governmental Authority requires that the shares of Common Stock be redeemed as of an earlier date, in which case, the Redemption Date will be such earlier date and if there is an outstanding Redemption Notice, the Corporation will issue an amended Redemption Notice reflecting the new Redemption Date forthwith.

(ix) "**Redemption Notice**" has the meaning ascribed to it in Article Fourth.A.7(f) below.

(x) "**Redemption Price**" means the price per share of Common Stock to be paid by the Corporation on the Redemption Date for the Redemption of shares pursuant to Article Fourth.A.7(g) below and will be equal to the Fair Market Value of such share, as determined by the Board, unless otherwise required by any Governmental Authority.

(xi) "**Significant Interest**" means Ownership of five percent (5%) or more of all of the issued and outstanding shares of Common Stock of the Corporation (calculated on an as-converted to Subordinate Voting Shares basis).

(xii) "**Subject Stockholder**" means a holder of shares of Common Stock (including, for the avoidance of doubt, both Subordinate Voting Shares and Multiple Voting Shares).

(xiii) "**Trading Day**" means a day on which trades of the Subordinate Voting Shares are executed on any national or regional securities exchange on which the Subordinate Voting Shares are listed or quoted.

(xiv) "**Unsuitable Person**" means (i) any Person (including a Subject Stockholder) with a Significant Interest who a Governmental Authority granting any License to the Corporation has determined to be unsuitable to Own shares of Common Stock; or (ii) any Person (including a Subject Stockholder) whose Ownership of shares of Common Stock may result in the loss, suspension or revocation (or similar action) with respect to any License or in the Corporation being unable to obtain any new License in the normal course, including, but not limited to, as a result of such Person's failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a Governmental Authority, as determined by the Board, in its sole discretion, after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable Governmental Authority.

(xv) "**Valuation Opinion**" means a valuation and fairness opinion from a nationally recognized investment banking firm qualified to perform such task and which is disinterested in the contemplated Redemption and has not in the then past two (2) years provided services for a fee to the Corporation or its affiliates, or a disinterested nationally recognized accounting firm.

(b) Subject to Article Fourth.A.7(d), no Subject Stockholder will acquire or dispose of a Significant Interest, directly or indirectly, in one or more transactions, without providing at least fifteen (15) days' advance written notice to the Corporation by mail sent to the Corporation's principal office addressed to the Secretary of the Corporation.

(c) If the Board reasonably believes that a Subject Stockholder may have failed to comply with the provisions of Article Fourth.A.7(b), the Corporation may apply to the applicable court or other Governmental Authority for an order directing that the Subject Stockholder disclose the number of shares of Common Stock held by the Subject Stockholder.

(d) The provisions of Article Fourth.A.7(b) and Article Fourth.A.7(c) above shall not apply to the Ownership, acquisition or disposition of shares of Common Stock as a result of:

(i) any transfer of shares of Common Stock occurring by operation of law including, *inter alia*, the transfer of shares of Common Stock of the Corporation to a trustee in bankruptcy;

(ii) any acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold shares of Common Stock for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with Article Fourth.A.7(b) above; or

(iii) the conversion, exchange or exercise of securities of the Corporation (other than shares of Common Stock) duly issued or granted by the Corporation into or for shares of Common Stock, in accordance with their respective terms.

(e) At the option of the Board, shares of Common Stock Owned by an Unsuitable Person may be redeemed by the Corporation (the "**Redemption**") for the Redemption Price of such shares of Common Stock out of funds lawfully available on the Redemption Date. Shares of Common Stock redeemable pursuant to this Article Fourth.A.7 will be redeemable at any time and from time to time pursuant to the terms hereof.

(f) In the case of a Redemption, the Corporation will send a written notice to the holder of the shares of Common Stock called for Redemption (the "**Redemption Notice**"), which will set forth: (i) the Redemption Date, (ii) the number and class of shares of Common Stock to be redeemed on the Redemption Date, (iii) the formula pursuant to which the Redemption Price will be determined and the manner of payment therefor, (iv) the place where such shares of Common Stock (or certificates with respect thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (if the Corporation is not publicly listed on a recognized securities exchange), and (vi) any other requirement of surrender of the shares of Common Stock to be redeemed. The Redemption Notice may be conditional such that the Corporation need not redeem the shares of Common Stock Owned by an Unsuitable Person on the Redemption Date if the Board determines, in its sole discretion, that such Redemption is no longer advisable or necessary on or before the Redemption Date. The Corporation will send a written notice confirming the amount of the Redemption Price promptly following the determination of such Redemption Price.

(g) To the extent permitted under applicable law, the Corporation may pay the Redemption Price by using its existing cash resources, incurring debt, issuing additional Subordinate Voting Shares, issuing a promissory note in the name of the Unsuitable Person, or by using a combination of the foregoing sources of funding.

(h) To the extent required by applicable law, the Corporation may deduct and withhold any tax from the Redemption Price. To the extent any amounts are so withheld and are timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes herein as having been paid to the Unsuitable Person in respect of which such deduction and withholding was made.

(i) On and after the date the Redemption Notice is delivered, any Unsuitable Person Owning shares of Common Stock called for Redemption will cease to have any voting rights with respect to such holder's shares of Common Stock and on and after the Redemption Date specified therein, such holder will cease to have any rights whatsoever with respect to such shares of Common Stock other than the right to receive the Redemption Price, without interest, on the Redemption Date; provided, however, that if any such shares of Common Stock come to be Owned solely by Persons other than an Unsuitable Person (such as by transfer of such shares to a liquidating trust, subject to the approval of any applicable Governmental Authority), such Persons may exercise voting rights of such shares of Common Stock and the Board may determine, in its sole discretion, not to redeem such shares of Common Stock. Following any Redemption in accordance with the terms herein, the redeemed shares of Common Stock will be cancelled.

(j) All notices given by the Corporation to holders of shares of Common Stock pursuant to this Article Fourth.A.7, including the Redemption Notice, will be in writing and will

be deemed given when delivered by personal service, overnight courier or first-class mail, postage prepaid, to the holder's registered address as shown on the Corporation's stock register.

(k) The Corporation's right to redeem shares of Common Stock pursuant to this Article Fourth.A.7 will not be exclusive of any other right the Corporation may have or hereafter acquire under any agreement or otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation or otherwise with respect to the acquisition by the Corporation of shares of Common Stock or any restrictions on holders thereof.

(l) In connection with the conduct of its Business, the Corporation may require that a holder of shares of Common Stock of the Corporation provide to one or more Governmental Authorities, if and when required, information and fingerprints for a criminal background check, individual history form(s), and other information required in connection with applications for Licenses.

B. MULTIPLE VOTING SHARES.

1. General. The voting, dividend and liquidation rights of the holders of the Multiple Voting Shares, as applicable, are subject to and qualified by the rights, powers and preferences of the holders of the Subordinate Voting Shares and the Preferred Stock.

2. Voting Rights. The holders of the Multiple Voting Shares are entitled to one hundred (100) votes for each Multiple Voting Share held at all meetings of stockholders. Multiple Voting Shares shall not have cumulative voting rights. The number of authorized Multiple Voting Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Dividends. Holders of Multiple Voting Shares shall be entitled to receive, as and when declared by the Board, out of funds legally available therefor, dividends in cash or property of the Corporation pari passu, on an as-converted to Subordinate Voting Shares basis, as to any declaration and payment of any dividend on the Subordinate Voting Shares. The Corporation shall not declare, pay or set aside any dividends on Multiple Voting Shares unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) each holder of Subordinate Voting Shares shall simultaneously receive a dividend on each Subordinate Voting Share so held in an amount at least equal to (A) the dividend declared, paid or set aside per Multiple Voting Share divided by (B) the number of Subordinate Voting Shares issuable upon conversion of a Multiple Voting Share. In the event of payment of a dividend in the form of capital stock, holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board.

4. Liquidation. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Multiple Voting Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, or (b) a Deemed Liquidation Event, the holders of Multiple Voting Shares then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, on a pari passu basis, on an as-converted to Subordinate Voting Share basis, with the holders of Subordinate Voting Shares, and subject to the rights of holders of any series of Preferred Stock outstanding as set forth in the applicable Preferred Stock Designation.

5. Subdivision or Consolidation. No subdivision or consolidation of the Multiple Voting Shares may be carried out unless, at the same time, the Subordinate Voting Shares are subdivided or consolidated in a manner so as to preserve the relative rights of the holders of each class of securities.

6. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion or otherwise, either (a) amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Multiple Voting Shares, or (b) create any class or series of Common Stock unless the same ranks junior to the Multiple Voting Shares with respect to its special rights, powers and preferences, in either case without (in addition to any other vote required by law or this Certificate of Incorporation) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Multiple Voting Shares, voting as a separate class.

7. Conversion Rights.

(a) Optional Conversion. Holders of Multiple Voting Shares may convert, at such holder's option, at any time, and without the payment of additional consideration by the holder thereof, Multiple Voting Shares into such number of fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares to be converted by the Conversion Ratio. The "**Conversion Ratio**" applicable to the Multiple Voting Shares as of the original date of issue shall be equal to one hundred (100) Subordinate Voting Shares per Multiple Voting Share. Such initial Conversion Ratio shall be subject to adjustment as provided in this Article Fourth.B.7.

(b) Number of Shares Issuable Upon Conversion. The number of Subordinate Voting Shares issuable to a holder of Multiple Voting Shares upon conversion of such Multiple Voting Shares shall be the nearest whole share, after aggregating all fractional interests in Subordinate Voting Shares that would otherwise be issuable upon conversion of all Multiple Voting Shares being converted by such holder (with any fractional interests after such aggregation representing 0.5 or greater of a whole share being entitled to a whole share). For the avoidance of doubt, no fractional interests in Subordinate Voting Shares shall be created or issuable as a result of the conversion of the Multiple Voting Shares pursuant to this Article Fourth.B.7.

(c) Notice of Conversion. In order for a holder of Multiple Voting Shares to voluntarily convert Multiple Voting Shares into Subordinate Voting Shares pursuant to Article Fourth.B.7(a), such holder shall (i) provide written notice to the Corporation's transfer agent at the office of the transfer agent for the Multiple Voting Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder's Multiple Voting Shares and, if applicable, any event on which such conversion is contingent, and (ii) if such holder's shares are certificated, surrender the certificate or certificates for such Multiple Voting Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Multiple Voting Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the Subordinate Voting Shares to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney

duly authorized in writing. Unless a later time and date is otherwise specified by the Corporation, the close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "**Conversion Time**"), and the Subordinate Voting Shares issuable upon conversion of the specified Multiple Voting Shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (x) issue and deliver to such holder of Multiple Voting Shares, or to his, her or its nominees, a certificate or certificates for the number of full Subordinate Voting Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Multiple Voting Shares represented by the surrendered certificate that were not converted into Subordinate Voting Shares, and (y) pay all declared but unpaid dividends on the Multiple Voting Shares converted.

(d) Reservation of Shares. The Corporation shall at all times when the Multiple Voting Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Multiple Voting Shares, such number of its duly authorized Subordinate Voting Shares as shall from time to time be sufficient to effect the conversion of all outstanding Multiple Voting Shares; and if at any time the number of authorized but unissued Subordinate Voting Shares shall not be sufficient to effect the conversion of all then outstanding Multiple Voting Shares, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Subordinate Voting Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(e) Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time or Mandatory Conversion Time, as the case may be, except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(f) Taxes. The holder of Multiple Voting Shares shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Subordinate Voting Shares upon conversion of Multiple Voting Shares pursuant to this Article Fourth.B.7. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Subordinate Voting Shares and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Subordinate Voting Shares, the Conversion Ratio shall be proportionately increased so that the number of Subordinate Voting Shares issuable on conversion of each Multiple Voting Share shall be increased in proportion to such increase in the aggregate number of Subordinate Voting Shares outstanding. If the Corporation shall combine the outstanding Subordinate Voting Shares, the Conversion Ratio in effect immediately before the combination shall be proportionately decreased so that the number of Subordinate Voting Shares issuable on conversion of each Multiple Voting Share shall be decreased in proportion to such decrease in the aggregate number of Subordinate Voting Shares outstanding.

Any adjustment under this Article Fourth.B.7(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h) Adjustment for Certain Dividends and Distributions. If at any time the Corporation shall make or issue, or fix a record date for the determination of holders of Subordinate Voting Shares entitled to receive, a dividend or other distribution payable on the Subordinate Voting Shares in additional Subordinate Voting Shares, then, and in each such event, the Conversion Ratio in effect immediately before such event shall be increased as of the time of such issuance or, if such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio then in effect by a fraction:

(i) the numerator of which shall be the total number of Subordinate Voting Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Subordinate Voting Shares issuable in payment of such dividend or distribution, and

(ii) the denominator of which shall be the total number of Subordinate Voting Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio shall be adjusted pursuant to this Article Fourth.B.7(h) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Multiple Voting Shares simultaneously receive a dividend or other distribution of Subordinate Voting Shares in a number equal to the number of Subordinate Voting Shares as they would have received if all outstanding Multiple Voting Shares had been converted into Subordinate Voting Shares on the date of such event.

(i) Adjustments for Other Dividends and Distributions. If the Corporation shall make or issue, or fix a record date for the determination of holders of Subordinate Voting Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Subordinate Voting Shares in respect of outstanding Subordinate Voting Shares) or in other property and the provisions of Article Fourth.B.3 do not apply to such dividend or distribution, then, and in each such event, the holders of Multiple Voting Shares shall receive, simultaneously with the distribution to the holders of Subordinate Voting Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Multiple Voting Shares had been converted into Subordinate Voting Shares on the date of such event.

(j) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Subordinate Voting Shares (but not the Multiple Voting Shares) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Article Fourth.B.7(h) or Article Fourth.B.7(i)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Multiple Voting Share shall thereafter be convertible in lieu of the Subordinate Voting Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Subordinate Voting Shares of the Corporation issuable upon conversion of one such Multiple Voting Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger

would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Article Fourth.B.7 with respect to the rights and interests thereafter of the holders of Multiple Voting Shares, to the end that the provisions set forth in this Article Fourth.B.7(j) (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Multiple Voting Shares.

(k) Certificate as to Adjustments.

(i) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article Fourth.B.7, the Corporation, at its expense, shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each Multiple Voting Share is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Multiple Voting Shares (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Ratio then in effect, and (b) the number of Subordinate Voting Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each Multiple Voting Share.

(ii) Any holder of Multiple Voting Shares may submit a written dispute as to the determination of the Conversion Ratio or the arithmetic calculation of the Conversion Ratio (as defined herein) by the Corporation to the Board with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, as applicable. If the holder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, as applicable, within five (5) Business Days of such response, then the Corporation and the holder shall, within one (1) Business Day thereafter, submit the disputed arithmetic calculation of the Conversion Ratio, as applicable, to the Corporation, independent, outside accountant. The Corporation, at the Corporation's expense, shall cause the accountant to perform the determinations or calculations and notify the Corporation and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(iii) A "**Business Day**" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

8. Redemption. The provisions of Article Fourth.A.7 shall apply to the Multiple Voting Shares, *mutatis mutandis*, and Multiple Voting Shares that are Owned by an Unsuitable Person shall be subject to Redemption in accordance with the terms and conditions set forth therein.

C. **PREFERRED STOCK**.

1. Preferred Stock Authorization. Subject to the other provisions of this Certificate of Incorporation, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a "**Preferred Stock Designation**") filed pursuant to the General Corporation Law, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

2. Voting Rights. Except as otherwise required by the General Corporation Law or as provided by the Board in the Preferred Stock Designation for a particular series, the holders of record of Preferred Stock shall not be entitled to vote at meetings of the stockholders of the Corporation; provided that the holders of Preferred Stock shall be entitled to receive notice of (but not vote at) meetings of stockholders called for the purpose of authorizing the dissolution of the Corporation, or any merger, consolidation, sale, lease, transfer, exclusive license, or other disposition of all or substantially all the assets of the Corporation.

3. Dividends and Liquidation. Unless the Board expressly provides otherwise in the Preferred Stock Designation for a particular series, the holders of record of Preferred Stock shall not be entitled to receive any dividends or other distributions from the Corporation, and shall not be entitled to receive any amount, property, or assets of the Corporation upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event.

4. Increase or Decrease of Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of Preferred Stock voting separately as a class shall be required therefor, unless expressly required by the Preferred Stock Designation for any outstanding series of Preferred Stock.

FIFTH. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Eric Powers	3494 Martin Hurst Road Tallahassee, Florida 32312

SIXTH. Subject to any additional vote required by this Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.

SEVENTH. Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

EIGHTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any

provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH. To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or elimination of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of a director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or elimination; or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment. repeal, modification or elimination.

ELEVENTH. The Corporation shall indemnify, to the fullest extent permitted by law as it now exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The Corporation may indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall pay the expenses (including attorneys' fees) incurred by any director or officer in defending any such proceeding in advance of its final disposition; provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The Corporation may pay the expenses (including attorneys' fees) incurred by any employee or agent in defending any such proceeding in advance of its final disposition upon such terms and conditions as the Board deems appropriate. Any amendment, repeal, or modification of this Article Eleventh, or the adoption of any other provision of this Certificate of Incorporation inconsistent

with this Article Eleventh, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such repeal or modification.

TWELFTH. The Corporation shall not be governed by Section 203 of the General Corporation Law.

THIRTEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) or the state or federal courts located in the State of Florida shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Corporation to the Corporation or the Corporation's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation, or the Bylaws of the Corporation (as either may be amended from time to time); (iv) any action to interpret, apply, enforce, or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation; or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article. The provisions of this Article shall not apply to suits brought to enforce any liability or duty created by the U.S. Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

FOURTEENTH. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

FIFTEENTH. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

SIXTEENTH. This Certificate of Incorporation is being filed in connection with the domestication of the Corporation pursuant to Section 388 of the General Corporation Law and a plan of domestication duly approved in accordance with applicable non-Delaware law. In accordance with Section 388 of the General Corporation Law, no action by the board of directors, stockholders, members or as

otherwise required by any other section of the General Corporation Law is required to authorize the filing of this Certificate of Incorporation.

[signature page follows]

I, THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of August, 2026.

Sole Incorporator

By: ______________________

Name: Eric Powers